                                                                 EXHIBIT 99.2

                                CREDIT AGREEMENT
                           dated as of August 22, 2000


                                      among

                                TC PIPELINES, LP,

                            THE LENDERS PARTY HERETO,

                                       and

                                  BANK ONE, NA
                                    As Agent



                         BANC ONE CAPITAL MARKETS, INC.
                   ACTED AS LEAD ARRANGER AND SOLE BOOK RUNNER

                                TABLE OF CONTENTS

                                                                                               PAGE
ARTICLE I.    DEFINITIONS                                                                         1
ARTICLE II.   THE CREDIT                                                                          9
   2.1.  Commitment                                                                               9
   2.2.  RequiredPayments; Termination                                                           10
   2.3.  Ratable Loans                                                                           10
   2.4.  Types of Advances                                                                       10
   2.5.  Commitment Fee; Reductions in Aggregate Commitment                                      10
   2.6.  Minimum Amount of Each Advance                                                          10
   2.7.  Optional Principal Payments                                                             10
   2.8.  Method of Selecting Types and Interest Periods for New Advances                         10
   2.9.  Conversion and Continuation of Outstanding Advances                                     11
   2.10.    Changes in Interest Rate, etc.                                                       11
   2.11.    Rates Applicable After Default                                                       12
   2.12.    Method of Payment                                                                    12
   2.13.    Noteless Agreement; Evidence of Indebtedness                                         12
   2.14.    Telephonic Notices                                                                   13
   2.15.    Interest Payment Dates; Interest and Fee Basis                                       13
   2.16.    Notification of Advances, Interest Rates, Prepayments and
            Commitment Reductions                                                                14
   2.17.    Lending Installations                                                                14
   2.18.    Non-Receipt of Funds by the Agent                                                    14
ARTICLE III.  YIELD PROTECTION; TAXES                                                            14
   3.1.  Yield Protection                                                                        14
   3.2.  Changes in Capital Adequacy Regulations                                                 15
   3.3.  Availability of Types of Advances                                                       16
   3.4.  Funding Indemnification                                                                 16
   3.5.  Taxes                                                                                   16
   3.6.  Lender Statements; Survival of Indemnity                                                18
   3.7.  Substitution of Lender                                                                  18
ARTICLE IV.   CONDITIONS PRECEDENT                                                               19
   4.1.  Initial Advance                                                                         19
   4.2.  Each Advance                                                                            20
ARTICLE V.    REPRESENTATIONS AND WARRANTIES                                                     20
   5.1.  Existence and Standing                                                                  21
   5.2.  Authorization and Validity                                                              21
   5.3.  No Conflict; Government Consent                                                         21
   5.4.  Financial Statements                                                                    21
   5.5.  Material Adverse Change                                                                 21
   5.6.  Taxes                                                                                   22
   5.7.  Litigation and Contingent Obligations                                                   22
   5.8.  ERISA                                                                                   22
   5.9.  Accuracy of Information                                                                 22
   5.10.    Regulation U                                                                         22
   5.11.    Material Agreements                                                                  22
   5.12.    Compliance With Laws                                                                 22
   5.13.    Plan Assets; Prohibited Transactions                                                 23
   5.14.    Environmental Matters                                                                23


                                      (i)

   5.15.    Investment Company Act                                                               23
   5.16.    Public Utility Holding Company Act                                                   23
ARTICLE VI.   COVENANTS                                                                          23
   6.1.  Financial Reporting                                                                     23
   6.2.  Use of Proceeds                                                                         24
   6.3.  Notice of Default                                                                       25
   6.4.  Conduct of Business                                                                     25
   6.5.  Taxes                                                                                   25
   6.6.  Insurance                                                                               25
   6.7.  Compliance with Laws                                                                    25
   6.8.  Maintenance of Properties                                                               25
   6.9.  Inspection                                                                              25
   6.10.    Distributions                                                                        26
   6.11.    Amendments to Cash Distribution Policies and Partnership Agreement of NBPC           26
   6.12.    Indebtedness and Contingent Obligations                                              26
   6.13.    Merger; Sale of Assets                                                               26
   6.14.    Investments and Acquisitions                                                         27
   6.15.    Total Debt/Capitalization                                                            27
   6.16.    Liens                                                                                27
   6.17.    Affiliates                                                                           28
   6.18.    Amendments to Partnership Agreement                                                  28
   6.19.    Restrictive Agreements                                                               28
   6.20.    Plans                                                                                29
ARTICLE VII.  DEFAULTS                                                                           29
ARTICLE VIII. ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES                                     31
   8.1.  Acceleration                                                                            31
   8.2.  Amendments                                                                              31
   8.3.  Preservation of Rights                                                                  32
ARTICLE IX.   GENERAL PROVISIONS                                                                 32
   9.1.  Survival of Representations                                                             32
   9.2.  Governmental Regulation                                                                 32
   9.3.  Headings                                                                                32
   9.4.  Entire Agreement                                                                        32
   9.5.  Several Obligations; Benefits of this Agreement                                         32
   9.6.  Expenses; INDEMNIFICATION                                                               33
   9.7.  Numbers of Documents                                                                    33
   9.8.  Accounting                                                                              33
   9.9.  Severability of Provisions                                                              33
   9.10.    Nonliability of Lenders                                                              34
   9.11.    Confidentiality                                                                      34
   9.12.    Nonreliance                                                                          34
   9.13.    Disclosure                                                                           34
ARTICLE X.    THE AGENT                                                                          34
   10.1.    Appointment; Nature of Relationship                                                  34
   10.2.    Powers                                                                               35
   10.3.    General Immunity                                                                     35


                                      (ii)

   10.4.    No Responsibility for Loans, Recitals, etc.                                          35
   10.5.    Action on Instructions of Lenders                                                    35
   10.6.    Employment of Agents and Counsel                                                     36
   10.7.    Reliance on Documents; Counsel                                                       36
   10.8.    Agent's Reimbursement and Indemnification                                            36
   10.9.    Notice of Default                                                                    37
   10.10.   Rights as a Lender                                                                   37
   10.11.   Lender Credit Decision                                                               37
   10.12.   Successor Agent                                                                      37
   10.13.   Agent and Arranger Fees                                                              38
   10.14.   Delegation to Affiliates                                                             38
ARTICLE XI.   SETOFF; RATABLE PAYMENTS                                                           38
   11.1.    Setoff                                                                               38
   11.2.    Ratable Payments                                                                     38
ARTICLE XII.  BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS                                  39
   12.1.    Successors and Assigns                                                               39
   12.2.    Participations                                                                       39
      12.2.1.  Permitted Participants; Effect                                                    39
      12.2.2.  Voting Rights                                                                     39
      12.2.3.  Benefit of Setoff                                                                 40
   12.3.    Assignments                                                                          40
      12.3.1.  Permitted Assignments                                                             40
      12.3.2.  Effect; Effective Date                                                            40
   12.4.    Dissemination of Information                                                         41
   12.5.    Tax Treatment                                                                        41
ARTICLE XIII. NOTICES                                                                            41
   13.1.    Notices                                                                              41
   13.2.    Change of Address                                                                    41
ARTICLE XIV.  LIMITATIONS ON RECOURSE                                                            42
   14.1.    Nonrecourse Obligations                                                              42
   14.2.    Exceptions                                                                           42
   14.3.    Survival; Third Party Beneficiaries                                                  42
ARTICLE XV.   COUNTERPARTS                                                                       43
ARTICLE XVI.  CHOICE OF LAW; JURISDICTION; WAIVER OF JURY TRIAL                                  43
   16.1.    CHOICE OF LAW                                                                        43
   16.2.    CONSENT TO JURISDICTION                                                              44
   16.3.    WAIVER OF JURY TRIAL                                                                 44
EXHIBIT A.   FORM OF OPINION                                                                     47
EXHIBIT B.   COMPLIANCE CERTIFICATE                                                              50
EXHIBIT C.   ASSIGNMENT AGREEMENT                                                                52
EXHIBIT D.   LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION                                      59
EXHIBIT E.   NOTE                                                                                60


                                     (iii)

                                CREDIT AGREEMENT

         This Credit Agreement, dated as of August 22, 2000, is among TC PipeLines, LP, a Delaware limited partnership, the Lenders and Bank One, NA, a national banking association having its principal office in Chicago, Illinois, as Agent. The parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         As used in this Agreement:

         "Acceptable Credit Rating" means, with respect to any Person at any particular time, that (i) the rating issued by Moody's Investors Service, Inc. and then in effect with respect to such Person's senior unsecured long-term debt securities without third-party credit enhancement is Baa2 or better, and (ii) the rating issued by Standard and Poor's Ratings Services, a division of The McGraw Hill Companies, Inc., and then in effect with respect to such Person's senior unsecured long-term debt securities without third-party credit enhancement is BBB or better.

         "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

         "Advance" means a borrowing hereunder, (i) made by the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

         "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

         "Agent" means Bank One in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

         "Aggregate Commitment" means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof.

         "Agreement" means this credit agreement, as it may be amended, supplemented or otherwise modified and in effect from time to time.

         "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

         "Applicable Fee Rate" means, at any time, the percentage rate per annum at which commitment fees are accruing on the unused portion of the Aggregate Commitment at such time as set forth in the Pricing Schedule.

         "Applicable Margin" means, with respect to Eurodollar Advances at any time, the percentage rate per annum which is applicable at such time with respect to Eurodollar Advances as set forth in the Pricing Schedule.

         "Arranger" means Banc One Capital Markets, Inc., a Delaware corporation, and its successors, in its capacity as Lead Arranger and Sole Book Runner.

         "Article" means an article of this Agreement unless another document is specifically referenced.

         "Authorized Officer" means any of the President and Chief Executive Officer, the Senior Vice-President and Chief Financial Officer, any other Vice-President and the Controller of the General Partner, acting singly.

         "Bank One" means Bank One, NA, a national banking association having its principal office in Chicago, Illinois, in its individual capacity, and its successors.

         "Borrower" means TC PipeLines, LP, a Delaware limited partnership, and its successors and assigns.

         "Borrowing Date" means a date on which an Advance is made hereunder.

         "Borrowing Notice" is defined in Section 2.8.

         "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

         "Capitalization" means, at any date of determination thereof, the sum of (i) Total Debt as of such date, plus (ii) the partners' capital of the Borrower determined in accordance with GAAP as of such date.

         "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

         "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

         "Cash Equivalent Investments" means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-l or better by Standard and Poor's Ratings Services, a division of The McGraw Hill Companies, Inc., or P-l or better by Moody's Investors Service, Inc., (iii) demand deposit accounts maintained in the ordinary course of business, (iv) certificates of deposit issued by, and time deposits with, commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000, and (v) money market funds managed, operated or maintained by fund managers of recognized national standing.

         "Closing Date" means the date on which the Borrower satisfies all of the conditions precedent set forth in Section 4.1.

         "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

         "Commitment" means, for each Lender, the obligation of such Lender to make Loans not exceeding the amount set forth opposite its signature below, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3.2, or as otherwise modified from time to time pursuant to the terms hereof.

         "Condemnation" is defined in Section 7.8.

         "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract, application for a Letter of Credit or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

         "Controlled Group" means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

         "Conversion/Continuation Notice" is defined in Section 2.9.

         "Default" means an event described in Article VII.

         "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to
(i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

         "Eurodollar Advance" means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

         "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, PROVIDED that, (i) if Reuters Screen FRBD is not available to the Agent for any reason, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and (ii) if no such British Bankers' Association Interest Settlement Rate is available to the Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One's relevant Eurodollar Loan and having a maturity equal to such Interest Period.

         "Eurodollar Loan" means a Loan that, except as otherwise provided in
Section 2.11, bears interest at the applicable Eurodollar Rate.

         "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (A) the Eurodollar Base Rate applicable to such Interest Period, divided by (B) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus
(ii) the Applicable Margin

         "Excluded Taxes" means, in the case of each Lender or applicable Lending Installation and the Agent, (i) taxes imposed on its overall net income, and (ii) franchise taxes imposed on it, by (A) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or (B) the jurisdiction in which the Agent's or such Lender's principal executive office or such Lender's applicable Lending Installation is located.

         "Exhibit" refers to an exhibit to this Agreement, unless another document is specifically referenced.

         "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

         "Floating Rate" means, for any day, a rate per annum equal to the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes.

         "Floating Rate Advance" means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

         "Floating Rate Loan" means a Loan that, except as otherwise provided in
Section 2.11, bears interest at the Floating Rate.

         "GAAP" means United States generally accepted accounting principles consistently applied. Accounting principles are applied on a "consistent basis" when the accounting principles observed in a current period are comparable in all material respects to the accounting principles applied in a preceding period.

         "General Partner" means TC PipeLines GP, Inc., a Delaware corporation, and the general partner of the Borrower.

         "Indebtedness" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, and (vi) Capitalized Lease Obligations.

         "Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, PROVIDED, HOWEVER, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, PROVIDED, HOWEVER, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

         "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

         "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

         "Lending Installation" means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on the signature pages hereof or otherwise selected by such Lender or the Agent pursuant to Section 2.17.

         "Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

         "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

         "Loan" means, with respect to a Lender, such Lender's loan made pursuant to Article II (or any conversion or continuation thereof).

         "Loan Documents" means this Agreement and any Notes, if any, issued pursuant to Section 2.13.

         "Material Adverse Effect" means any single circumstance or event (or any series of circumstances or events) that has a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower or any Owned Person, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or

(iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

         "NBPC" means Northern Border Pipeline Company, a Texas general partnership.

         "Non-U.S. Lender" is defined in Section 3.5(d).

         "Note" means any promissory note issued at the request of a Lender pursuant to Section 2.13 in the form of Exhibit E.

         "Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party arising under the Loan Documents.

         "Other Taxes" is defined in Section 3.5(b).

         "Owned Person" (i) any Subsidiary of the Borrower, (ii) NBPC, or (iii) any other corporation, partnership, limited liability company, association, joint venture or similar business organization in which the Borrower or any of its Subsidiaries has an ownership interest.

         "Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of TC PipeLines, LP dated as of May 28, 1999 among TC PipeLines GP, Inc., as the General Partner, and TransCan Northern Ltd., as the Organizational Limited Partner, together with any other Persons who have or may become partners in the partnership formed thereunder as provided therein.

         "Participants" is defined in Section 12.2.1.

         "Payment Date" means the last day of each March, June, September and December.

         "Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

         "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

         "Pricing Schedule" means the Schedule attached hereto identified as such.

         "Prime Rate" means a rate per annum equal to the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

         "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

         "Purchasers" is defined in Section 12.3.1.

         "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

         "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

         "Remaining Dollar-Years" means, with respect to any Indebtedness as of the date of any determination thereof, the amount obtained by (i) multiplying
(A) the amount of each required repayment of principal required to be made with respect to such Indebtedness (including repayment at final maturity), by (B) the number of years (calculated to the nearest one-twelfth) between the date of determination and the date of that required repayment, and (ii) totaling the products obtained in clause (i).

         "Required Lenders" means Lenders in the aggregate having at least 66-2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66-2/3% of the aggregate unpaid principal amount of the outstanding Advances.

         "Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

         "Schedule" refers to a specific schedule to this Agreement, unless another document is specifically referenced.

         "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

         "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or
(ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

         "Substantial Portion" means, with respect to the Property of the Borrower or any Owned Person, Property which (i) represents more than 10% of the assets of the Borrower or such Owned Person as would be shown in the financial statements of the Borrower or such Owned Person as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 10% of the net sales or of the net income of the Borrower or such Owned Person as reflected in the financial statements referred to in clause (i) of this definition.

         "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but EXCLUDING Excluded Taxes and Other Taxes.

         "Termination Date" means August 31, 2003 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

         "Total Debt" as of any date of determination means the sum of (i) the aggregate principal amount of all Indebtedness of the Borrower outstanding on such date, plus (ii) the aggregate amount of all Contingent Obligations of the Borrower outstanding on such date.

         "Transferee" is defined in Section 12.4.

         "Type" means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

         "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

         "Weighted Average Life to Maturity" means, with respect to any Indebtedness as of the date of any determination thereof, the number of years (calculated to the nearest one-twelfth year) obtained by dividing the then Remaining Dollar-Years of such Indebtedness by the aggregate amount of the then outstanding principal amount of such Indebtedness.

         The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

                                   ARTICLE II
                                   THE CREDIT

         2.1. COMMITMENT. From and including the date of this Agreement and prior to the Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Termination Date. The Commitments to lend hereunder shall expire on the Termination Date.

         2.2. REQUIRED PAYMENTS; TERMINATION. Any outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Termination Date.

         2.3. RATABLE LOANS. Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

         2.4. TYPES OF ADVANCES. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

         2.5. COMMITMENT FEE; REDUCTIONS IN AGGREGATE COMMITMENT. The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee at a per annum rate equal to the Applicable Fee Rate on the daily unused portion of such Lender's Commitment from the date hereof to and including the Termination Date, payable on each Payment Date hereafter and on the Termination Date. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $1,000,000, upon at least three Business Days' written notice to the Agent, which notice shall specify the amount of any such reduction, PROVIDED, HOWEVER, that the amount of the Aggregate Commitment may not be reduced below the aggregate principal amount of the outstanding Advances. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

         2.6. MINIMUM AMOUNT OF EACH ADVANCE. Each Eurodollar Advance shall be in the minimum amount of $1,000,000 (and in multiples of $250,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $1,000,000 (and in multiples of $250,000 if in excess thereof), PROVIDED, HOWEVER, that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.

         2.7. OPTIONAL PRINCIPAL PAYMENTS. The Borrower may from time to time prepay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $500,000 or any integral multiple of $500,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon one Business Day's prior notice to the Agent. The Borrower may from time to time prepay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days' prior notice to the Agent.

         2.8. METHOD OF SELECTING TYPES AND INTEREST PERIODS FOR NEW ADVANCES. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 10:00 a.m. (Chicago time) at least one Business Day before the Borrowing Date of each Floating Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

              (a)  the Borrowing Date, which shall be a Business Day, of such
                    Advance,

              (b)  the aggregate amount of such Advance,

              (c)  the Type of Advance selected, and

              (d) in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIII. The Agent will make the funds so received from the Lenders available to the Borrower on the applicable Borrowing Date at the Agent's aforesaid address.

         2.9. CONVERSION AND CONTINUATION OF OUTSTANDING ADVANCES. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section
2.9 or are repaid in accordance with Section 2.2 or Section 2.7. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (i) such Eurodollar Advance is or was repaid in accordance with Section 2.2 or Section 2.7, or (ii) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance. The Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

              (a) the requested date, which shall be a Business Day, of such conversion or continuation,

              (b) the aggregate amount and Type of the Advance which is to be converted or continued, and

              (c) the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

        2.10. CHANGES IN INTEREST RATE, ETC. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.9, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each

Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Agent as applicable to such Eurodollar Advance based upon the Borrower's selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof. No Interest Period may end after the Termination Date.

        2.11. RATES APPLICABLE AFTER DEFAULT. Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates) declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum, PROVIDED that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above shall be applicable to all Advances without any election or action on the part of the Agent or any Lender.

        2.12. METHOD OF PAYMENT. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to
Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by 1:00 p.m. (Chicago time) on the date when due and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of the Borrower maintained with Bank One for each payment of principal, interest and fees as it becomes due hereunder.

         2.13. NOTELESS AGREEMENT; EVIDENCE OF INDEBTEDNESS. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

         (b) The Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (c) the amount of any sum received by the Agent hereunder from the Borrower and each Lender's share thereof. The Agent will provide copies of such records to the Borrower upon request.

         (c) The entries maintained in the accounts maintained pursuant to Sections 2.13(a) and (b) shall be PRIMA FACIE evidence of the existence and amounts of the Obligations therein recorded; PROVIDED, HOWEVER, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

         (d) Any Lender may request that its Loans be evidenced by a promissory note in substantially the form of Exhibit E (a "Note"). In such event, the Borrower shall prepare, execute and deliver to such Lender such a Note payable to the order of such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in Sections 2.13(a) and (b).

         2.14. TELEPHONIC NOTICES. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

         2.15. INTEREST PAYMENT DATES; INTEREST AND FEE BASIS. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest and commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 1:00 p.m. (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

         2.16. NOTIFICATION OF ADVANCES, INTEREST RATES, PREPAYMENTS AND COMMITMENT REDUCTIONS. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

         2.17. LENDING INSTALLATIONS. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

         2.18. NON-RECEIPT OF FUNDS BY THE AGENT. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

                                   ARTICLE III
                             YIELD PROTECTION; TAXES

         3.1. YIELD PROTECTION. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

                  (a) subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Eurodollar Loans, or

                  (b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

                  (c) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Eurodollar Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Eurodollar Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurodollar Loans held or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Eurodollar Loans or Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such Eurodollar Loans or Commitment, then, within 30 days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received. Notwithstanding the foregoing, (i) no Lender shall be entitled to demand compensation or be compensated under this
Section 3.1 to the extent that such compensation relates to any period of time more than 30 days prior to the date upon which such Lender first notified the Borrower of the occurrence of the event entitling such Lender to such compensation (unless, and to the extent, that any such compensation so demanded shall relate to the retroactive application of any event so notified to the Borrower), and (ii) no Lender shall be entitled to demand compensation or be compensated under this Section 3.1 unless the circumstance giving rise to the Lender's claim for compensation hereunder resulted in increased cost or reduced return to such Lender generally in respect to similar borrowers in the United States.

         3.2. CHANGES IN CAPITAL ADEQUACY REGULATIONS. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 30 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its Commitment to make Loans hereunder (after taking into account such Lender's policies as to capital adequacy); PROVIDED, HOWEVER, that (i) no Lender shall be entitled to demand compensation or be compensated under this Section 3.2 to the extent that such compensation relates to any period of time more than 30 days prior to the date upon which such Lender first notified the Borrower of the occurrence of the event entitling such Lender to such compensation (unless, and to the extent, that any such compensation so demanded shall relate to the retroactive application of any event so notified to the Borrower), and (ii) no Lender shall be entitled to demand compensation or be compensated under this
Section 3.2 unless the circumstance giving rise to the Lender's claim for compensation hereunder resulted in a shortfall in such Lender's rate of return generally in respect to similar borrowers in the United States. "Change" means
(i) any
change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

         3.3. AVAILABILITY OF TYPES OF ADVANCES. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

         3.4. FUNDING INDEMNIFICATION. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

         3.5. TAXES. (a) All payments by the Borrower to or for the account of any Lender or the Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) the Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

         (b) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note ("Other Taxes").

         (c) The Borrower hereby agrees to indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent or such Lender makes demand therefor pursuant to Section 3.6.

         (d) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a "Non-U.S. Lender") agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrower and the Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, UNLESS an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

         (e) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to Section 3.5(d) (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; PROVIDED that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under Section 3.5(d), the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

         (f) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

         (g) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this Section 3.5(g), together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Lenders under this Section 3.5(g) shall survive the payment of the Obligations and termination of this Agreement.

         3.6. LENDER STATEMENTS; SURVIVAL OF INDEMNITY. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under
Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount, shall include a photocopy of the relevant law, regulation, treaty, official directive or regulatory requirement (or, if it is impracticable to provide a photocopy, a written summary of the same) and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

         3.7. SUBSTITUTION OF LENDER. In the event that any Lender shall deliver to the Borrower a certificate as to an amount due under Sections 3.1 or 3.2 the Borrower may, at its sole expense and effort, require such Lender to transfer and assign, without recourse (in accordance with Section 12.3) all (but not less than all) of its interests, rights and obligations under this Agreement to an assignee which shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); PROVIDED, that (i) such assignment shall not conflict with any law, rule or regulation or order of any court or other governmental authority, (ii) the Borrower shall have received a written consent of the Agent in the case of an entity that is not a Lender, which consent shall not be unreasonably withheld or delayed, (iii) the Borrower or such assignee shall have paid to the assigning Lender in immediately available funds (A) the principal of and interest accrued to the date of such payment on the Loans made by the assigning Lender hereunder, (B) the amount that would have been payable to the assigning Lender under Section 3.4 had such Lender's outstanding Loans been prepaid on the date of such assignment, (C) all other amounts owed to the assigning Lender hereunder, and (D) the fee payable to the Agent pursuant to Section 12.3.2, and (iv) nothing in the foregoing is intended or shall be construed as obligating any Lender to locate such an assignee.

                                   ARTICLE IV
                              CONDITIONS PRECEDENT

         4.1. INITIAL ADVANCE. The Lenders shall not be required to make the initial Advance hereunder unless the Borrower has furnished to the Agent with sufficient copies for the Lenders:

         (a)  With respect to the Borrower,

               (i) a copy, certified as of a date no more than ten days prior to the Closing Date by the Secretary of State of Delaware, of the Borrower's Certificate of Limited Partnership, together with all amendments;

               (ii) A copy, certified as of the Closing Date by the Secretary or an Assistant Secretary of the General Partner, of the Partnership Agreement, together with all amendments, as in effect on the Closing Date;

               (iii) a good standing certificate for the Borrower from the Secretary of State of Delaware dated no more than ten days prior to the Closing Date;

               (iv) a good standing certificate for the Borrower from the Secretary of the Commonwealth of Massachusetts dated no more than ten days prior to the Closing Date.

          (b)  With respect to the General Partner,

               (i) a copy, certified as of a date no more than ten days prior to the Closing Date by the Secretary of State of Delaware, of the General Partner's certificate of incorporation, together with all amendments;

               (ii) a good standing certificate for the General Partner from the Secretary of State of Delaware dated no more than ten days prior to the Closing Date;

               (iii) a good standing certificate for the General Partner from the Secretary of the Commonwealth of Massachusetts dated no more than ten days prior to the Closing Date;

               (iv) a copy, certified as of the Closing Date by the Secretary or an Assistant Secretary of the General Partner, of the General Partner's by-laws, together with all amendments, as in effect on the Closing Date;

               (v) a copy, certified as of the Closing Date by the Secretary or an Assistant Secretary of the General Partner, of resolutions of the General Partner's Board of Directors authorizing the General Partner's execution and delivery on behalf of the Borrower of the Loan Documents; and

               (vi) an incumbency certificate, executed by the Secretary of an Assistant Secretary of the General Partner as of the Closing Date, which shall identify by name and title and bear the signatures of the officers of the General Partner authorized to act on behalf of the General Partner in its capacity as a general partner of the Borrower, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

         (c) Evidence satisfactory to the Agent that the Borrower has paid the upfront fee agreed to by the Borrower and Bank One.

         (d) A written opinion of counsel to the Borrower and the General Partner, addressed to the Lenders in substantially the form of Exhibit A.

         (e) Any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender.

         (f) Written money transfer instructions, in substantially the form of Exhibit D, addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

         (g) Such other documents as any Lender or its counsel may have reasonably requested.

         4.2. EACH ADVANCE. The Lenders shall not be required to make any Advance unless on the applicable Borrowing Date:

         (a)  There exists no Default or Unmatured Default.

         (b) The representations and warranties contained in Article V are true and correct as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

Each Borrowing Notice with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(a) and (b) have been satisfied. Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit B as a condition to making an Advance.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants to the Lenders that:

         5.1. EXISTENCE AND STANDING. The Borrower is a limited partnership duly and properly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

         5.2. AUTHORIZATION AND VALIDITY. The General Partner has the power and authority and legal right to execute and deliver the Loan Documents on behalf of the Borrower. The Borrower has the power and authority and legal right to perform its obligations under the Loan Documents. The execution and delivery of the Loan Documents by the General Partner on behalf of the Borrower have been duly authorized by proper corporate proceedings on behalf of the General Partner. The execution and delivery of the Loan Documents by the General Partner on behalf of the Borrower and the performance by the Borrower of its Obligations thereunder have been duly authorized in accordance with the Partnership Agreement. The Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

         5.3. NO CONFLICT; GOVERNMENT CONSENT. Neither the execution and delivery by the General Partner on behalf of the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower, the General Partner or any Owned Person, or (ii) the Partnership Agreement, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower, the General Partner or any Owned Person is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or any Owned Person pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, is required to be obtained by the Borrower, the General Partner or any Owned Person in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

         5.4. FINANCIAL STATEMENTS. The December 31, 1999 audited financial statements of the Borrower heretofore delivered to the Lenders were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the financial condition and operations of the Borrower at such date and the results of its operations for the period then ended.

         5.5. MATERIAL ADVERSE CHANGE. Since December 31, 1999 there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower or any Owned Person which could reasonably be expected to have a Material Adverse Effect.

         5.6. TAXES. The Borrower has filed all United States federal tax returns and all other tax returns which are required to be filed and has paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower in respect of any taxes or other governmental charges are adequate.

         5.7. LITIGATION AND CONTINGENT OBLIGATIONS. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any Owned Person which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Loans. Other than any liability incident to any such litigation, arbitration or proceeding, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

         5.8.  ERISA. There are no Plans.

         5.9. ACCURACY OF INFORMATION. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

         5.10. REGULATION U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower which are subject to any limitation on sale, pledge, or other restriction hereunder.

         5.11. MATERIAL AGREEMENTS. Neither the Borrower nor any Owned Person is a party to any agreement or instrument or subject to any restriction contained in its partnership agreement, charter, articles or certificate of incorporation or other organizational documents that could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Owned Person is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or
(ii) any agreement or instrument evidencing or governing Indebtedness.

         5.12. COMPLIANCE WITH LAWS. The Borrower, and to the knowledge of the Borrower each Owned Person, has complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of its Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower, nor to the knowledge of the Borrower any Owned Person, has received any notice of investigation or to the effect that its operations fail to be in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations, which investigation or non-compliance could reasonably be expected to have a Material Adverse Effect.

         5.13. PLAN ASSETS; PROHIBITED TRANSACTIONS. The Borrower is not an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. Section 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), the Borrower is an "operating company" as defined in 29 C.F.R 2510-101(c), and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

         5.14. ENVIRONMENTAL MATTERS. In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and the Owned Persons, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower and the Owned Persons due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Borrower, nor to the knowledge of the Borrower any Owned Person, has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

         5.15. INVESTMENT COMPANY ACT. Neither the Borrower nor any Owned Person is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

         5.16. PUBLIC UTILITY HOLDING COMPANY ACT. Neither the Borrower nor any Owned Person is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                                   ARTICLE VI
                                    COVENANTS

         During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

         6.1. FINANCIAL REPORTING. The Borrower will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish to the Lenders:

              (a) Within 105 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by the Borrower's independent certified public accountants) audit report certified by independent chartered accountants acceptable to the Lenders, prepared in accordance with GAAP for itself and its consolidated Subsidiaries, if any, including a balance sheet as of the end of such period, a related profit and loss statement, and related statements of changes in partner's capital and cash flows, accompanied by (i) any management letter prepared by said accountants, and (ii) a report of said accountants that, in the course of their examination necessary for their report on the foregoing, nothing came to their attention that caused them to believe that there exists any Default or Unmatured Default, or if such accountants believe that any Default or Unmatured Default shall exist, stating the nature and status thereof.

              (b) Within 60 days after the close of each of the first three quarterly periods of each of its fiscal years, for itself and its consolidated Subsidiaries, if any, an unaudited balance sheet as at the close of each such quarter, a profit and loss statement and a statement of changes in partner's capital for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by the chief executive officer, chief financial officer or controller of the General Partner pursuant to the Compliance Certificate delivered pursuant to
         Section 6.1(c).

              (c) Together with the financial statements required under Sections 6.1(a) and 6.1(b), a compliance certificate in substantially the form of Exhibit B signed by the chief executive officer, chief financial officer or controller of the General Partner stating that (A) no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof, and (B) showing the calculations necessary to determine compliance with Section 6.15.

              (d) As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any Owned Person is or may be liable to any Person as a result of the release by the Borrower, any Owned Person or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any Owned Person, which, in either case, could reasonably be expected to have a Material Adverse Effect.

              (e) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower files with the Securities and Exchange Commission, if any.

              (f) Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

         6.2. USE OF PROCEEDS. The Borrower will use the proceeds of the Advances to finance capital expenditures and for other general purposes. The Borrower will not use any of the proceeds of the Advances to purchase or carry any "margin stock" (as defined in Regulation U) or to make any Acquisition prohibited by Section 6.14.

         6.3. NOTICE OF DEFAULT. The Borrower will give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

         6.4. CONDUCT OF BUSINESS. The Borrower will, will cause each of its Subsidiaries to, and will use its best efforts to cause each Owned Person which is not a Subsidiary of the Borrower to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly or organized, validly existing and in good standing as a Delaware limited partnership and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

         6.5. TAXES. The Borrower will timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes (excluding taxes paid by a Partner), assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

         6.6. INSURANCE. The Borrower will, will cause each of its Subsidiaries to, and will use its best efforts to cause each Owned Person which is not a Subsidiary of the Borrower to, maintain with financially sound and reputable insurance companies insurance on all of its Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

         6.7. COMPLIANCE WITH LAWS. The Borrower will, will cause each of its Subsidiaries to, and will use its best efforts to cause each Owned Person which is not a Subsidiary of the Borrower to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards (including, without limitation, all Environmental Laws) to which it may be subject the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

         6.8. MAINTENANCE OF PROPERTIES. The Borrower will, will cause each of its Subsidiaries to, and will use its best efforts to cause each Owned Person which is not a Subsidiary of the Borrower to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

         6.9. INSPECTION. The Borrower will permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Borrower, to examine and make copies of the books of accounts and other financial records of the Borrower, and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Agent or any Lender may designate during regular business hours and without interfering with the Borrower's business operations upon one (1) Business Day's prior notice.

         6.10. DISTRIBUTIONS. The Borrower will not declare or pay any distributions to its partners or redeem, repurchase or otherwise acquire or retire any of its partnership interests at any time outstanding if a Default or Unmatured Default has occurred and is continuing or would occur upon such action by the Borrower. It is expressly acknowledged and understood that, if a Default or Unmatured Default has not occurred or is no longer continuing, nothing in this Section 6.10 shall be deemed to restrict the payment of distributions to the Borrower's partners.

         6.11. AMENDMENTS TO CASH DISTRIBUTION POLICIES AND PARTNERSHIP AGREEMENT OF NBPC. The Borrower will not consent to, vote in favor of or permit any amendment of NBPC's partnership agreement or the cash distribution policies of NBPC in any manner which would result in a Material Adverse Effect or materially adversely affect the rights and remedies of the Lenders under and in connection with this Agreement or any other Loan Document.

         6.12. INDEBTEDNESS AND CONTINGENT OBLIGATIONS. The Borrower will not, and it will not permit any Subsidiary to, create, incur or suffer to exist any Indebtedness or Contingent Obligations, except:

               (a) The Loans.

               (b) Up to $40,000,000 of Indebtedness payable to TransCanada PipeLine USA Ltd.

               (c) Indebtedness and Contingent Obligations of the Borrower provided that (i) the sum of (A) the aggregate principal amount of such Indebtedness, plus (B) the aggregate amount of all outstanding Contingent Obligations of the Borrower, does not at any time exceed $5,000,000, and (ii) upon incurring any such Indebtedness or Contingent Obligations the Borrower is in compliance with Section 6.15.

               (d) Indebtedness of the Borrower in addition to that permitted under subsections (a), (b) and (c) of this Section 6.12 provided that upon incurring any such Indebtedness, (i) the Borrower is in compliance with Section 6.15, (ii) no documentation governing any such Indebtedness has terms more restrictive than the terms of this Agreement, and (iii) the Weighted Average Life to Maturity of such Indebtedness is no less than the number of years (calculated to the nearest one-twelfth) between the date on which such Indebtedness is incurred and the Termination Date.

         6.13.  MERGER; SALE OF ASSETS.

         (a) The Borrower will not, and it will not permit any of its Subsidiaries to, merge or consolidate with or into any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any Substantial Portion of its assets, or all or any Substantial Portion of the stock or other ownership interest in any of the Owned Persons owned by it (in each case, whether now owned or hereafter acquired), except:

              (i) The Borrower may merge or consolidate with any other Person provided that (A) the Borrower is the surviving entity, and (B) both before and after giving effect to any such merger or consolidation no Default or Unmatured Default shall have occurred and be continuing.

              (ii) A Subsidiary of the Borrower may merge into the Borrower or another Subsidiary of the Borrower.

         (b) The Borrower will use its best efforts to prevent each Owned Person which is not a Subsidiary of the Borrower from selling, transferring, leasing or otherwise disposing of (in one transaction or in a series of transactions) any of the assets (in each case, whether now owned or hereafter acquired) of such Owned person or any of its Subsidiaries, except:

               (i) The Borrower will not have any obligation to prevent any such Owned Person or any of its Subsidiaries from selling inventory in the ordinary course of business.

               (ii) The Borrower will not have any obligation to prevent any such Owned Person or any of its Subsidiaries from selling, transferring, leasing or otherwise disposing of any of its Property that, together with all other Property of such Owned Person or any of its Subsidiaries previously sold, transferred, leased or otherwise disposed of (other than sales of inventory in the ordinary course of business) during the twelve-month period ending with the month in which any such sale, transfer, lease or disposition occurs, do not constitute a Substantial Portion of the Property of such Owned Person and its Subsidiaries.

         6.14. INVESTMENTS AND ACQUISITIONS. The Borrower will not, and it will not permit any Subsidiary to, make or suffer to exist any Investment (including without limitation, loans and advances to, and other Investments in, any Owned Person), or commitments therefor, or create any Subsidiary, or acquire any interest in an Owned Person, or become or remain a partner in any partnership or joint venture, or make any Acquisition of any Person, except (i) Cash Equivalent Investments, and (ii) Investments in Owned Persons conducting (either directly or through Investments in other Persons) business activities consisting of (A) the ownership, management and operation of natural gas, oil and coal pipelines and natural gas storage facilities, the extension and expansion of such pipelines, storage facilities and related facilities, the provision of services related to the transportation, storage and marketing of natural gas, oil and coal and such activities as may be incidental or related to the aforementioned, and (B) new business activities in the area of exploration, development, production, processing, refining, transportation, storage or marketing of gas, oil, coal or products thereof, PROVIDED the gross income of such activities allows the Borrower to meet the exception in Section 7704 of the Code.

         6.15. TOTAL DEBT/CAPITALIZATION. The Borrower will not permit Total Debt as at the last day of each fiscal quarter to be more than 35% of Capitalization as at the last day of such fiscal quarter.

         6.16. LIENS. The Borrower will not, and it will not permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on any of its Property, except:

               (a) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

               (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 90 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

               (c) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

               (d) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower.

               (e) Liens securing Capitalized Lease Obligations permitted under
         Section 6.12(c).

               (f) Judgment Liens in existence less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to customary deductible) by insurance maintained with responsible insurance companies.

         6.17. AFFILIATES. The Borrower will not, and it will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than the Borrower would obtain in a comparable arms-length transaction.

         6.18. AMENDMENTS TO PARTNERSHIP AGREEMENT. The Borrower will not materially amend or terminate, or permit or suffer any other Person to amend materially or to terminate, the Partnership Agreement without the prior consent of the Agent and the Required Lenders, which consent shall not be unreasonably withheld. The Borrower shall notify the Agent and the Lender of all amendments and modifications to the Partnership Agreement and promptly after the effectiveness of any such amendment shall deliver to the Agent and the Lenders a copy thereof certified as true and correct by a senior officer of the Borrower.

         6.19. RESTRICTIVE AGREEMENTS. The Borrower will not permit any Subsidiary to enter into or become subject to any agreement restricting its ability to make any payments, directly or indirectly, by way of dividends, distributions, advances, repayments of loans or advances, reimbursement of management or other intercompany charges, expenses or accruals, other returns on investments or any other agreement or arrangement which restricts the ability of any Subsidiary to make any payment, directly or indirectly to the Borrower.

         6.20. PLANS. The Borrow will not, and it will not permit any member of the Controlled Group to, create or suffer to exist any Plan.

                                   ARTICLE VII
                                    DEFAULTS

         The occurrence of any one or more of the following events shall constitute a Default:

         7.1. Any representation or warranty made or deemed made by or on behalf of the Borrower to the Lenders or the Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false on the date as of which made in any material respect and such representation or warranty (if capable of being corrected) continues to be incorrect for a period of thirty (30) days after the Agent or any Lender gives written notice of such incorrect representation and warranty to the Borrower or, if such representation and warranty is not capable of being remedied, the true facts as they exist would be expected to result in a Material Adverse Effect (as determined by the Required Lenders acting reasonably).

         7.2. Nonpayment of principal of any Loan when due, or nonpayment of interest upon any Loan or of any commitment fee or other obligations under any of the Loan Documents within five days after the same becomes due.

         7.3. The breach by the Borrower of any of the terms or provisions of
Section 6.3.

         7.4. The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after written notice from the Agent or any Lender.

         7.5. Failure of the Borrower or any of its Subsidiaries to pay when due, including any applicable grace period, any of its Indebtedness aggregating in excess of $5,000,000 ("Material Indebtedness"); or the default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any of its Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of any of its Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

         7.6. The Borrower, any of its Subsidiaries or the General Partner shall
(i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in
Section 7.7.

         7.7. Without the application, approval or consent of the Borrower, any of its Subsidiaries or the General Partner a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower, any of its Subsidiaries or the General Partner or any Substantial Portion of the Property of the Borrower, any of its Subsidiaries or the General Partner, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower, any of its Subsidiaries or the General Partner and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

         7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a "Condemnation"), all or any portion of the Property of the Borrower or any of its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion of the Property of the Borrower and its Subsidiaries.

         7.9. The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge any one or more (i) judgments or orders for the payment of money in excess of $1,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s) or order(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

         7.10. The Borrower or any Owned Person shall (i) be the subject of any proceeding or investigation pertaining to the release by the Borrower or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect.

         7.11. The General Partner shall cease to be the sole general partner of the Borrower.

         7.12. TransCanada PipeLines Limited shall cease to own, directly or indirectly, at least 50% of the capital stock of the General Partner.

         7.13. Any of the capital stock of the General Partner shall be owned by anyone other than (i) TransCanada PipeLines Limited or a Subsidiary thereof, or
(ii) a reputable energy company with an Acceptable Credit Rating or a Subsidiary thereof.

                                  ARTICLE VIII
                 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

         8.1. ACCELERATION. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may by written notice to the Borrower terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand or protest, all of which the Borrower hereby expressly waives.

         If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

         8.2. AMENDMENTS. Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; PROVIDED, HOWEVER, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

              (a) Extend the final maturity of any Loan or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

              (b) Reduce the percentage specified in the definition of Required Lenders.

              (c) Extend the Termination Date, or reduce the amount or extend the payment date for, the mandatory repayments required under Section 2.2, or increase the amount of the Commitment of any Lender hereunder, or permit the Borrower to assign its rights under this Agreement.

              (d) Amend this Section 8.2.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

         8.3. PRESERVATION OF RIGHTS. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.

                                   ARTICLE IX
                               GENERAL PROVISIONS

         9.1. SURVIVAL OF REPRESENTATIONS. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Loans herein contemplated and continue in full force and effect until the payment and satisfaction of all of the Obligations and the termination of the Commitments.

         9.2. GOVERNMENTAL REGULATION. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

         9.3. HEADINGS. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

         9.4. ENTIRE AGREEMENT. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof other than the letter pursuant to which the Borrower agreed to pay Bank One the upfront fee referred to in Section 4.1(c).

         9.5. SEVERAL OBLIGATIONS; BENEFITS OF THIS AGREEMENT. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, PROVIDED, HOWEVER, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

         9.6. EXPENSES; INDEMNIFICATION. (a) The Borrower shall reimburse the Agent and the Arranger for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent, the Arranger and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Agent, the Arranger and the Lenders, which attorneys may be employees of the Agent, the Arranger or the Lenders) paid or incurred by the Agent, the Arranger or any Lender in connection with the collection and enforcement of the Loan Documents.

         (b) THE BORROWER HEREBY FURTHER AGREES TO INDEMNIFY THE AGENT, THE ARRANGER, EACH LENDER, THEIR RESPECTIVE AFFILIATES, AND EACH OF THEIR DIRECTORS, OFFICERS AND EMPLOYEES AGAINST ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, LIABILITIES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL EXPENSES OF LITIGATION OR PREPARATION THEREFOR WHETHER OR NOT THE AGENT, THE ARRANGER, ANY LENDER OR ANY AFFILIATE IS A PARTY THERETO) WHICH ANY OF THEM MAY PAY OR INCUR ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE DIRECT OR INDIRECT APPLICATION OR PROPOSED APPLICATION OF THE PROCEEDS OF ANY LOAN HEREUNDER EXCEPT TO THE EXTENT THAT THEY ARE DETERMINED IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PARTY SEEKING INDEMNIFICATION. THE OBLIGATIONS OF THE BORROWER UNDER THIS SECTION 9.6 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

         9.7. NUMBERS OF DOCUMENTS. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

         9.8. ACCOUNTING. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

         9.9. SEVERABILITY OF PROVISIONS. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

         9.10. NONLIABILITY OF LENDERS. The relationship between the Borrower on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent, the Arranger nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent, the Arranger nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. The Borrower agrees that neither the Agent, the Arranger nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent, the Arranger nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

         9.11. CONFIDENTIALITY. Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender's direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, and (vii) permitted by Section 12.4.

         9.12. NONRELIANCE. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Loans provided for herein.

         9.13. DISCLOSURE. The Borrower and each Lender hereby (i) acknowledge and agree that Bank One and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates, and (ii) waive any liability of Bank One or such Affiliate of Bank One to the Borrower or any Lender, respectively, arising out of or resulting from such investments, loans or relationships other than liabilities arising out of the gross negligence or willful misconduct of Bank One or its Affiliates.

                                    ARTICLE X
                                    THE AGENT

         10.1. APPOINTMENT; NATURE OF RELATIONSHIP. Bank One, NA is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the "Agent") hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

         10.2. POWERS. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

         10.3. GENERAL IMMUNITY. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

         10.4. NO RESPONSIBILITY FOR LOANS, RECITALS, ETC. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in
Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower's or any such guarantor's respective Subsidiaries. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

         10.5. ACTION ON INSTRUCTIONS OF LENDERS. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

         10.6. EMPLOYMENT OF AGENTS AND COUNSEL. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent's duties hereunder and under any other Loan Document.

         10.7. RELIANCE ON DOCUMENTS; COUNSEL. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

         10.8. AGENT'S REIMBURSEMENT AND INDEMNIFICATION. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, PROVIDED that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.5(g) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

         10.9. NOTICE OF DEFAULT. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

         10.10. RIGHTS AS A LENDER. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its partners in which the Borrower or any such partner is not restricted hereby from engaging with any other Person.

         10.11. LENDER CREDIT DECISION. Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

         10.12. SUCCESSOR AGENT. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this
Section 10.12, then the term "Prime Rate" as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

         10.13. AGENT AND ARRANGER FEES. The Borrower agrees to pay to the Agent and the Arranger, for their respective accounts, the fees agreed to by the Borrower, the Agent and the Arranger from time to time.

         10.14. DELEGATION TO AFFILIATES. The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

                                   ARTICLE XI
                            SETOFF; RATABLE PAYMENTS

         11.1. SETOFF. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

         11.2. RATABLE PAYMENTS. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

                                   ARTICLE XII
                BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

         12.1. SUCCESSORS AND ASSIGNS. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; PROVIDED, HOWEVER, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of
Section 12.3. The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; PROVIDED, HOWEVER, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

         12.2. PARTICIPATIONS.

               12.2.1. PERMITTED PARTICIPANTS; EFFECT. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

               12.2.2. VOTING RIGHTS. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which would require the consent of all of the Lenders pursuant to the terms of
         Section 8.2.

               12.2.3. BENEFIT OF SETOFF. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in
         Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, PROVIDED that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

         12.3. ASSIGNMENTS.

               12.3.1. PERMITTED ASSIGNMENTS. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto. The consent of the Borrower and the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; PROVIDED, HOWEVER, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent shall not be unreasonably withheld or delayed. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate thereof shall (unless each of the Borrower and the Agent otherwise consents) be in an amount not less than the lesser of (i) $5,000,000 or (ii) the remaining amount of the assigning Lender's Commitment (calculated as at the date of such assignment) or outstanding Loans (if the applicable Commitment has been terminated).

               12.3.2. EFFECT; EFFECTIVE DATE. Upon (i) delivery to the Agent of an assignment, together with any consents required by Section 12.3.1, and (ii) payment of a $4,000 fee to the Agent for processing such assignment (unless such fee is waived by the Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement constitutes "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Agent and the Borrower shall, if the transferor Lender or the

         Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

         12.4. DISSEMINATION OF INFORMATION. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and the Owned Persons, including without limitation any information contained in any Reports; PROVIDED that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

         12.5. TAX TREATMENT. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(d).

                                  ARTICLE XIII
                                     NOTICES

         13.1. NOTICES. Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (w) in the case of the Borrower or the Agent, at its address or facsimile number set forth on the signature pages hereof, (x) in the case of any Lender which is an original party hereto, at its address or facsimile number set forth below its signature hereto, (y) in the case of any other Lender, at its address or facsimile number set forth in its administrative questionnaire, or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section
13.1 and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section 13.1; PROVIDED that notices to the Agent under Article II shall not be effective until received.

         13.2. CHANGE OF ADDRESS. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

                                   ARTICLE XIV
                             LIMITATIONS ON RECOURSE

         Section 14.1. NONRECOURSE OBLIGATIONS. Notwithstanding anything to the contrary contained in this Agreement, in any other Loan Document or in any other document, certificate or instrument executed by the Borrower, each Lender and the Agent (as used in this Article XIV, collectively, the "Creditors") agree that, except as set forth in Section 14.2, their rights in respect of the Obligations and any claim or liability under any Loan Document asserted against the Borrower by the Creditors shall be limited to satisfaction out of, and enforcement against, the property and assets of the Borrower. The Creditors also hereby acknowledge and agree that, except as set forth in Section 14.2, neither Partner, and no Affiliate of the Borrower or a Partner, and no present or future officer, employee, servant, controlling person, manager, agent or Authorized Officer of the Borrower, any Partner or any Affiliate of the Borrower or a Partner (collectively, the "NONRECOURSE PERSONS"), shall have, any liability to all or any of the Creditors (such liability, including such as may arise by operation of law, being hereby waived) for the payment of any sums now or hereafter owing by the Borrower under this Agreement or any other Loan Document or for the performance of any of the obligations of the Borrower contained herein or therein or shall otherwise be liable or responsible with respect thereto. Accordingly, dividends or other distributions made by the Borrower to its partners without violating Section 6.10 shall not be deemed to be property or assets of the Borrower in which the Creditors have any interest. If any Default or Unmatured Default shall exist or if any claim of the Creditors against the Borrower or alleged liability to the Creditors of the Borrower shall be asserted under this Agreement or any other Loan Document, then the Creditors agree that, except as set forth in Section 14.2, they shall not have the right to proceed directly or indirectly against the Nonrecourse Persons or against their respective properties and assets for the satisfaction of any Obligations or of any such claim or liability or for any deficiency judgment in respect of the Obligations or any such claim or liability.

         Section 14.2. EXCEPTIONS. Notwithstanding the provisions of Section 14.1, it is understood and agreed that nothing contained in Section 14.1 shall in any manner or any way (a) with respect to any Person other than a Nonrecourse Person, constitute or be deemed to be a release of the Obligations or impair the enforceability of this Agreement or any other Loan Document, (b) impair the rights and remedies of the Creditors against the Borrower and its properties and assets created by or arising from this Agreement or any other Loan Document, (c) affect or diminish any obligation, covenant or agreement of any Nonrecourse Person under any instrument or agreement other than this Agreement or any right or benefit of the Borrower or the Creditors under any instrument or agreement other than this Agreement, or (d) affect or diminish any rights of any Creditor against any Nonrecourse Person arising from misappropriation or misapplication of any funds or for such Nonrecourse Person's willful misconduct. Notwithstanding the provisions of Section 14.1, it is understood and agreed that the Agent or any Lender shall be entitled to bring suit against (a) any Partner for the purpose of obtaining jurisdiction over the Borrower, or (b) any Person (including any Nonrecourse Person) if such suit is based on a good faith allegation that fraud was committed by such Person.

         Section 14.3. SURVIVAL; THIRD PARTY BENEFICIARIES. The acknowledgments, agreements and waivers contained in this Article XIV shall
(i) survive the termination of this Agreement and continue in full force and effect until the second anniversary of such termination, and (ii) shall be enforceable by the Borrower and any Nonrecourse Person.

                                   ARTICLE XV
                                  COUNTERPARTS

         This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by facsimile transmission or telephone that it has taken such action.

                                   ARTICLE XVI
                CHOICE OF LAW; JURISDICTION; WAIVER OF JURY TRIAL

         16.1. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, 735 ILCS SECTION 105/5-1 ET SEQ, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

         16.2. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

         16.3. WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

         IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

                              TC PIPELINES, LP

                              By:   TC PipeLines GP, Inc.,
                                    its General Partner

                                    By:         /s/ RUSSELL K. GIRLING
                                        ----------------------------------------

                                    Title:      CHIEF FINANCIAL  OFFICER
                                           -------------------------------------

                                    By:         /s/ PAUL F. MACGREGOR
                                        ----------------------------------------

                                    Title: VICE-PRESIDENT, BUSINESS DEVELOPMENT
                                           -------------------------------------

                                    Address:    c/o TC PipeLines GP, Inc.
                                                801 Seventh Avenue SW, 5th Floor
                                                Calgary, Alberta, Canada T2P 3Y7
                                                Attn: Controller

COMMITMENTS

$30,000,000                         BANK ONE, NA,
                                    Individually and as Agent

                                    By:      /s/ KENNETH J. FATUR
                                        ----------------------------------------
                                                     Kenneth J. Fatur
                                                      Vice President

                                    Address:    Mail Code IL1-0362
                                                1 Bank One Plaza
                                                Chicago, Illinois  60670
                                                Attn: Kenneth J. Fatur
                                                Telephone: 312-732-3117
                                                FAX: 312-732-3055

                                PRICING SCHEDULE

-----------------------------------------------------------------------------------------
                                      LEVEL I STATUS            LEVEL II STATUS
-----------------------------------------------------------------------------------------
APPLICABLE MARGIN                     0.875%                    1.125%
-----------------------------------------------------------------------------------------
APPLICABLE FEE RATE                   0.150%                    0.175%
-----------------------------------------------------------------------------------------

         The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrower's Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective five business days after the Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Agent at the time required pursuant to the Credit Agreement, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five days after such Financials are so delivered.

         For the purposes of this Pricing Schedule, the following terms have the following meanings, subject to the first paragraph of this Pricing Schedule:

                  "Financials" means the annual or quarterly financial statements of the Borrower and its consolidated Subsidiaries, if any, delivered pursuant to the Credit Agreement.

                  "Level I Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, Total Debt is less than 17.5% of Capitalization.

                  "Level II Status" exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Borrower has not qualified for Level I Status.

                  "Status" means Level I Status or Level II Status.

                                    EXHIBIT A
                               to Credit Agreement

                                 FORM OF OPINION

                                                              August ___, 2000

The Agent and the Lenders who are parties to the Credit Agreement described below.

Ladies and Gentlemen:

         On behalf of TC PipeLines, LP, a Delaware limited partnership (the "Borrower"), and TC PipeLines GP, Inc., a Delaware corporation which is the general partner of the Borrower (the "General Partner"), I, Kristine L. Delkus, Vice-President, Law, Trading and Business Development of TransCanada Pipelines Limited, licensed to practice law in the State of New York, have agreed to provide an in-house legal opinion on certain matters pursuant to
Section 4.1(d) of the Credit Agreement dated as of August 22, 2000 (the "Agreement") among the Borrower, the Lenders named therein, and Bank One, NA, as Agent, which provides for Advances in an aggregate principal amount not exceeding $30,000,000 at any one time outstanding. All capitalized terms used in this opinion and not otherwise defined herein shall have the meanings attributed to them in the Agreement.

         I am qualified to practice law only in the State of New York. For purposes of this opinion I have assumed that the laws of the State of Illinois are the same as the laws of the State of New York. I made no investigation of the laws of any jurisdiction other than, and the opinions hereinafter expressed are confined to, the laws of the Sate of New York and the federal laws of the Untied States.

         I have examined the Partnership Agreement, the certificate of incorporation and by-laws of the General Partner, resolutions of the Board of Directors of the General Partner, the Loan Documents and such other matters of fact and law which I have deemed necessary or relevant in order to render this opinion. In reviewing these documents, I have assumed, as to all parties other than the General Partner and the Borrower, the genuineness of all signatures, the legal capacity at all relevant times of any natural persons signing any documents, the authenticity of all documents submitted to me as originals, the conformity to authentic originals of all documents submitted to me as certified or true copies or as reproductions (including documents received by facsimile machine) and the accuracy of all certificates of public officials and corporate officers. Based upon and subject to the foregoing, and to the qualifications hereinafter expressed, it is my opinion that:

              l. The Borrower is a limited partnership duly and properly organized, validly existing and in good standing under the laws of the State of Delaware.

              2. The Partnership Agreement is in full force and effect, and the Borrower has full power and authority under the Partnership Agreement and the laws of the State of

          Delaware to own its property, to conduct the business in which it is currently engaged, and to perform its obligations under the Loan Documents.

               3. The General Partner is a corporation duly and properly organized, validly existing and in good standing under the laws of the State of Delaware.

               4. The General Partner has full corporate power and authority to be the general partner of the Borrower and to execute and deliver the Loan Documents on behalf of the Borrower, and the execution and delivery by the General Partner on behalf of the Borrower of the Loan Documents have been duly authorized by proper corporate proceedings on the part of the General Partner.

               5. The execution and delivery by the General Partner on behalf of the Borrower of the Loan Documents and the performance by the Borrower of its obligations thereunder have been duly authorized in accordance with the Partnership Agreement and will not:

                  (a) require any consent of the General Partner's
               shareholders;

                  (b) require any consent of the Borrower's limited partners;

                  (c) violate (i) any law, rule, regulation, order, writ,
               judgment, injunction, decree or award binding on the Borrower or the General Partner, or (ii) the Partnership Agreement, or (iii) the certificate of incorporation or by-laws of the General Partner, or (iv) the provisions of any indenture, instrument or agreement to which the Borrower or the General Partner is a party or is subject, or by which the Borrower or the General Partner, or any Property of the Borrower or the General Partner, is bound, or conflict with or constitute a default thereunder; or

                  (d) result in, or require, the creation or imposition of any
               Lien in, of or on the Property of the Borrower pursuant to the terms of any indenture, instrument or agreement binding upon the Borrower.

               6. The Loan Documents have been duly executed and delivered by the General Partner on behalf of the Borrower and constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.

               7. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the best of our knowledge after due inquiry, threatened against the Borrower or the General Partner which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

               8. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or the General Partner, is required to be obtained by the Borrower or the General Partner in connection with the execution and delivery of the Loan Documents, the borrowings under the Agreement, the payment and performance by the Borrower of the Obligations, or the legality, validity, binding effect or enforceability of any of the Loan Documents.

          This opinion may be relied upon by the Agent, the Lenders and their participants, assignees and other transferees, and only in connection with the transaction described above, and should not otherwise be referred to in any other document without prior written consent.

                                        Very truly yours,

                                    EXHIBIT B
                               to Credit Agreement

                             COMPLIANCE CERTIFICATE

To:      The Lenders party to the
         Credit Agreement Described Below

         This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of August 22, 2000 (as amended, supplemented or otherwise modified from time to time, the "Agreement") among TC PipeLines, LP, a Delaware limited partnership, the Lenders party thereto and Bank One, NA, a national banking association having its principal office in Chicago, Illinois, as Agent. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

         THE UNDERSIGNED HEREBY CERTIFIES THAT:

         1. I am the duly elected ______________ of the General Partner of the Borrower;

         2. The financial statements of the Borrower and its consolidated Subsidiaries, if any, attached hereto were prepared in accordance with GAAP and present fairly in all material respects the consolidated financial condition and results of operations of the Borrower and its consolidated Subsidiaries, if any, as of, and for the [three] [six] [nine] [fiscal year] months ended on _________, ____, subject only to normal year-end audit adjustments;

         3. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower during the accounting period covered by the attached financial statements;

         4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower's compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct;

         5. The examinations described in paragraph 3 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

         6. Described below are the exceptions, if any, to paragraph 5 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

_______________________________________________________________________________

_______________________________________________________________________________


         The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ____ day of ______________, ____.

                                                       ________________________

                                   SCHEDULE I
                            to Compliance Certificate

               Schedule of Compliance as of ___________, ____ with
                   Provisions of Section 6.15 of the Agreement


SECTION 6.15 - TOTAL DEBT/CAPITALIZATION RATIO.

A.  Total Debt
         Indebtedness                            $___________
         Contingent Obligations                  $___________
                                                                 $_____________

B.  Capitalization                                               $_____________

C.  A divided by B:                                                        ____%

    MAXIMUM PERMITTED: 35%

                                    EXHIBIT C
                               to Credit Agreement

                              ASSIGNMENT AGREEMENT

         This Assignment Agreement (this "Assignment Agreement") between ________________ (the "Assignor") and _____________________ (the "Assignee") is
dated as of ___________, ____. The parties hereto agree as follows:

         1. PRELIMINARY STATEMENT. The Assignor is a party to a Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the "Credit Agreement") described in Item 1 of Schedule 1 attached hereto ("Schedule 1"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

         2. ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement and the other Loan Documents, such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement and the other Loan Documents relating to the facilities listed in Item 3 of Schedule 1. The aggregate Commitment (or Loans, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 4 of
Schedule 1.

         3. EFFECTIVE DATE. The effective date of this Assignment Agreement (the "Effective Date") shall be the later of the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period agreed to by the Agent) after this Assignment Agreement, together with any consents required under the Credit Agreement, are delivered to the Agent. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date are not made on the proposed Effective Date.

         4. PAYMENT OBLIGATIONS. In consideration for the sale and assignment of Loans hereunder, the Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee will promptly remit to the Assignor any interest on Loans and fees received from the Agent which relate to the portion of the Commitment or Loans assigned to the Assignee hereunder for periods prior to the Effective Date and not previously paid by the Assignee to the Assignor. In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

         5. RECORDATION FEE. The Assignor and Assignee each agree to pay one-half of the recordation fee required to be paid to the Agent in connection with this Assignment Agreement unless otherwise specified in Item 5 of Schedule 1.

         6. REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR'S LIABILITY. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder, (ii) such interest is free and clear of any adverse claim created by the Assignor and
(iii) the execution and delivery of this Assignment Agreement by the Assignor is duly authorized. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents,
(v) inspecting any of the property, books or records of the Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or
(vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

         7. REPRESENTATIONS AND UNDERTAKINGS OF THE ASSIGNEE. The Assignee
(i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information at it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) confirms that the execution and delivery of this Assignment Agreement by the Assignee is duly authorized, (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (vi) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, (vii) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are "plan assets" as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be "plan assets" under ERISA, (viii) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys' fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee's non-performance of the obligations assumed under this Assignment Agreement, and (ix) if applicable, attaches the forms prescribed by the Internal Revenue Service of the United

States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes.

         8. GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Illinois.

         9. NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.

         10. COUNTERPARTS; DELIVERY BY FACSIMILE. This Assignment Agreement may be executed in counterparts. Transmission by facsimile of an executed counterpart of this Assignment Agreement shall be deemed to constitute due and sufficient delivery of such counterpart and such facsimile shall be deemed to be an original counterpart of this Assignment Agreement.

         IN WITNESS WHEREOF, the duly authorized officers of the parties hereto have executed this Assignment Agreement by executing Schedule 1 hereto as of the date first above written.

                                   SCHEDULE 1
                             to Assignment Agreement

1.  Description and Date of Credit Agreement:  Credit Agreement, dated as of
                                               August 22, 2000, among TC
                                               PipeLines, LP, a Delaware limited
                                               partnership, the Lenders party
                                               thereto and Bank One, NA, a
                                               national banking association
                                               having its principal office in
                                               Chicago, Illinois, as Agent

2.  Date of Assignment Agreement:  __________, ____

3.  Amounts (As of Date of Item 2 above):

    a.  Assignee's percentage of Assignor's Commitment
        purchased under the Assignment Agreement            _____%*

    b. Assignee's Commitment (or Loans with respect to terminated Commitments) purchased under the Assignment Agreement:
                                                           $__________

4.      Proposed Effective Date:                           _____________, ____

5.      Non-standard Recordation Fee Arrangement           N/A**
                                                           [Assignor/Assignee
                                                           to pay 100% of fee]
                                                           [Fee waived by Agent]

ACCEPTED AND AGREED:

[NAME OF ASSIGNOR]                         [NAME OF ASSIGNEE]

By: _________________________________      By: _________________________________


Title: ______________________________      Title: ______________________________


[ACCEPTED AND CONSENTED TO BY              [ACCEPTED AND CONSENTED TO BY
TC PIPELINES, LP]***                       BANK ONE, NA]***

By: _________________________________      By: _________________________________
      General Partner
                                           Title: ______________________________
      By: _________________________________

      Title: ______________________________

*        Percentage taken to 10 decimal places
**       If fee is split 50-50, pick N/A as option
***      Delete if not required by Credit Agreement

                Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT

                        ADMINISTRATIVE INFORMATION SHEET

           Attach Assignor's Administrative Information Sheet, which
       must include notice addresses for the Assignor and the Assignee
                           (Sample form shown below)

ASSIGNOR INFORMATION
CONTACT:

Name:  ______________________________      Telephone No.: ______________________
Fax No.: ____________________________      Telex No.: __________________________
                                           Answerback: _________________________
PAYMENT INFORMATION:

Name & ABA # of Destination Bank: ______________________________________________
                                  ______________________________________________

Account Name & Number for Wire Transfer: _______________________________________
                                        ________________________________________

Other Instructions: ____________________________________________________________
________________________________________________________________________________


ADDRESS FOR NOTICES FOR ASSIGNOR: ______________________________________________
                                  ______________________________________________
                                  ______________________________________________



ASSIGNEE INFORMATION
CREDIT CONTACT:

Name:  ______________________________      Telephone No.: ______________________
Fax No.: ____________________________      Telex No.: __________________________
                                           Answerback: _________________________

KEY OPERATIONS CONTACTS:

Booking Installation: _______________      Booking Installation: _______________
Name: _______________________________      Name: _______________________________
Telephone No.: ______________________      Telephone No.: ______________________
Fax No.: ____________________________      Fax No.:_____________________________
Telex No.: __________________________      Telex No.: __________________________
Answerback: _________________________      Answerback: _________________________

PAYMENT INFORMATION:

Name & ABA # of Destination Bank: ______________________________________________
                                  ______________________________________________

Account Name & Number for Wire Transfer: _______________________________________
                                        ________________________________________

Other Instructions: ____________________________________________________________
________________________________________________________________________________


ADDRESS FOR NOTICES FOR ASSIGNOR: ______________________________________________
                                  ______________________________________________
                                  ______________________________________________

         BANK ONE INFORMATION

         Assignee will be called promptly upon receipt of the signed agreement.

INITIAL FUNDING CONTACT:                   SUBSEQUENT OPERATIONS CONTACT:

Name:       JOHN K. BEIRNE                 Name:    JOHN K. BEIRNE
      -------------------------------            -------------------------------
Telephone No.:  312-732-3659               Telephone No.:  312-732-3659
               ----------------------                    -----------------------
Fax No.:    312-732-4840                   Fax No.:  312-732-4840
         ----------------------------               ----------------------------
Bank One Telex No.:  190201  (ANSWERBACK: FNBC UT)
                    --------------------------------

INITIAL FUNDING STANDARDS:

Libor - Fund 2 days after rates are set.

BANK ONE WIRE INSTRUCTIONS:    Bank One, NA, ABA # 071000013
                               LS2 Incoming Account # 481152860000
                               Ref: TC PipeLines, LP

ADDRESS FOR NOTICES FOR BANK ONE:   IL1-0364
                                    1 Bank One Plaza,
                                    Chicago, IL  60670-0364
                                    Attn: John K. Beirne
                                    Fax No. 312-732-4840

                                    EXHIBIT D
                               to Credit Agreement

                 LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

To Bank One, NA,
as Agent (the "Agent") under the
Credit Agreement Described Below.

Re: Credit Agreement, dated as of August 22, 2000 (as amended, supplemented or otherwise modified, the "Credit Agreement"), among TC PipeLines, LP, a Delaware limited partnership (the "Borrower"), the Lenders named therein and the Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

         The Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Advances or other extensions of credit from time to time until receipt by the Agent of a specific written revocation of such instructions by the Borrower, PROVIDED, HOWEVER, that the Agent may otherwise transfer funds as hereafter directed in writing by the Borrower in accordance with Section 13.1 of the Credit Agreement or based on any telephonic notice made in accordance with
Section 2.14 of the Credit Agreement.

Facility Identification Number(s) _____________________________________________

Customer/Account Name _________________________________________________________

Transfer Funds To _____________________________________________________________
                  _____________________________________________________________

For Account No. _______________________________________________________________

Reference/Attention To ________________________________________________________

Authorized Officer
(Customer Representative)                Date  ________________________________

____________________________________     _______________________________________
(Please Print)                           Signature

Bank Officer Name                        Date  ________________________________

____________________________________     _______________________________________
(Please Print)                           Signature

   (Deliver Completed Form to Credit Support Staff For Immediate Processing)

                                    EXHIBIT E
                               to Credit Agreement

                                      NOTE

                                                                          [Date]


         TC PipeLines, LP, a Delaware limited partnership (the "Borrower"), promises to pay to the order of ________________________ (the "Lender") the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the main office of Bank One, NA in Chicago, Illinois, as Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Maturity Date and shall make such mandatory payments as are required to be made under the terms of Article II of the Agreement.

         The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

         This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of August 22, 2000 (which, as it may be amended, supplemented or otherwise modified and in effect from time to time, is herein called the "Agreement"), among the Borrower, the lenders party thereto, including the Lender, and Bank One, NA, as Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

                                      TC PIPELINES, LP

                                      By:   TC PipeLines GP, Inc.,
                                            its General Partner

                                            By: ________________________________

                                            Title: _____________________________

                   SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
                                       TO
                            NOTE OF TC PIPELINES, LP
                                  DATED [Date]

                               Principal               Maturity                 Principal
                               Amount of             of Interest                  Amount                   Unpaid
        Date                     Loan                   Period                     Paid                   Balance